[O'Melveny & Myers LLP Letterhead]

September 8, 1998

Furon Company
29982 Ivy Glenn Drive
Laguna Niguel, California  92677-2044

Re:  Registration Statement on Form S-8
     of Furon Company (the "Company")

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 350,000 shares of Common Stock, without par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated March 21, 1989, as amended, with The Bank of New York, as rights agent (the "Rights" and, together with the Common Stock, the "Shares"), to be delivered pursuant to the Furon Company Economic Value Added (EVA) Incentive Compensation Plan (the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be delivered pursuant to and in accordance with the Plan. We have been advised by you that the Common Stock to be delivered pursuant to and in accordance with the Plan will be purchased by the Company on the open market.

     Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when delivered in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Shares will be validly issued, and the Common Stock will be fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,
                                    /s/ O'Melveny & Myers LLP

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